EXHIBIT 21.1

Name of Subsidiary	Jurisdiction of Formation
Cal Dive I-Title XI, Inc.	Texas
Canyon Offshore, Inc.	Texas
Canyon Offshore International Corp.	Texas
Canyon Offshore Limited	Scotland
Deepwater Abandonment Alternatives, Inc.	Texas
Energy Resource Technology (U.K.) Limited	Scotland
ERT Camelot Limited	Scotland
Helix do Brasil Serviços de Petróleo Ltda	Brazil
Helix Energy Solutions (U.K.) Limited	Scotland
Helix Group Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Offshore Crewing Services Limited	Scotland
Helix Offshore Crewing Services PTE. Ltd.	Singapore
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Offshore International, Inc.	Texas
Helix Offshore Ltd.	Cayman Islands
Helix Offshore Services A.S.	Norway
Helix Offshore Services S.à r.l.	Grand Duchy of Luxembourg
Helix Oil & Gas (U.K.) Limited	Scotland
Helix Property Corp.	Texas
Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Q7000 Vessel Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Subsea Construction, Inc.	Delaware
Helix Vessel Finance S.à r.l.	Grand Duchy of Luxembourg
Helix Well Ops Inc.	Texas
Helix Well Ops (U.K.) Limited	Scotland
Independence Hub, LLC (20%)	Delaware
Kommandor LLC	Delaware
Offshore Well Services, S. de R.L. de C.V.	Mexico